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                                                                       Exhibit 4

                                 LTX CORPORATION

                       1993 EMPLOYEES' STOCK PURCHASE PLAN



        1. DEFINITIONS. As used in this 1993 Employees' Stock Purchase Plan of LTX Corporation, the following terms shall have the meanings respectively assigned to them below:

                (a) BASE COMPENSATION means annual or annualized base compensation, exclusive of overtime, bonuses, contributions to employee benefit plans, or other fringe benefits.

                (b) BENEFICIARY means the person designated as beneficiary on the Optionee's Membership Agreement or, if no such beneficiary is named, the person to whom the Option is transferred by will or under the applicable laws of descent and distribution.

                (c)     BOARD means the Board of Directors of the Company.

                (d) CODE means the Federal Internal Revenue Code of 1986, as amended.

                (e) COMPANY means LTX Corporation, a Massachusetts corporation.

                (f) ELIGIBLE EMPLOYEE means a person who is eligible under the provisions of Section 8 to receive an Option as of a particular Offering Commencement Date.

                (g) GROSS COMPENSATION means Base Compensation plus commissions, overtime pay and cash bonuses.

                (h) MARKET VALUE means, as of a particular date, the average closing bid and asked prices of the Stock in the Over-the-Counter Market, as reported by the National Association of Securities Dealers, Inc., or if the Stock is listed on an exchange or the National Market System, the closing price of the Stock.

                (i) MEMBERSHIP AGREEMENT means an agreement whereby an Optionee authorizes a Participating Employer to withhold payroll deductions from his or her Gross Compensation.

                (j) OFFERING COMMENCEMENT DATE means a date which is the first business day of a semi-annual Offering Period, on which Options are granted to Eligible Employees.

                (k) OFFERING PERIOD means a semi-annual period, February 1 to July 31 or August 1 to January 31, during which options will be offered under the Plan.


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                (l)     OFFERING TERMINATION DATE means the date which is the
last business day of an Offering Period, on which Options must, if ever, be exercised.

                (m) OPTION means an option to purchase shares of Stock granted under the Plan.

                (n) OPTION SHARES means shares of Stock purchasable under an Option.

                (o) OPTIONEE means an Eligible Employee to whom an Option is granted.

                (p) PARTICIPATING EMPLOYER means the Company or any Related Corporation which is designated by the Board as a corporation whose Eligible Employees are to receive Options as of a particular Offering Commencement Date.

                (q) PLAN means this 1993 Employees' Stock Purchase Plan of the Company, as amended.

                (r) RELATED CORPORATION means any corporation which is a parent corporation of the Company, as defined in Section 424(e) of the Code, or a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

                (s) REPORTING PERSON means a Director of the Company or an "officer" of the Company for purposes of Section 16 of the Securities Exchange Act of 1934.

                (t) STOCK means common stock, $0.05 par value, of the Company.

        2. PURPOSE OF THE PLAN. The Plan is intended to encourage ownership of Stock by employees of the Company and the Related Corporations and to provide additional incentive for the employees to promote the success of the business of their employers. It is intended that the Plan shall be an "employee stock purchase plan" within the meaning of Section 423 of the Code.

        3. TERM OF THE PLAN. The Plan shall become effective on December 15, 1993. No option shall be granted under the Plan after December 14, 2003.

        4. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board which shall determine semi-annually, effective on February 1 and August 1, whether to grant Options under the Plan. The Board shall determine which (if any) Related Corporations shall be Participating Employers as of each Offering Commencement Date. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options granted under the Plan, and to make all other


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determinations necessary or advisable for the administration of the Plan.

        5. TERMINATION AND AMENDMENT OF PLAN. The Board may terminate or amend the Plan at any time; PROVIDED, HOWEVER, that the Board may not, without approval by the holders of a majority of the shares of Stock, increase the maximum number of shares of Stock purchasable under the Plan, change the description of employees or classes of employees eligible to receive Options, change the manner of determining the exercise price of Options, or extend the period during which Options may be granted or exercised. No termination of or amendment to the Plan may adversely affect the rights of an Optionee with respect to any Option held by the Optionee as of the date of such termination or amendment.

        6. SHARES OF STOCK SUBJECT TO THE PLAN. No more than an aggregate of 1,500,000 shares of Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan, subject to adjustments made in accordance with Section 10.7. Shares to be delivered upon the exercise of Options may be either shares of Stock which are authorized but unissued or shares of Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to the Option shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Stock sufficient to satisfy such Options and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Stock as contemplated by Section 10.7, the number of shares of Stock reserved and kept available by the Company shall be appropriately adjusted.

        7. SHARES OF STOCK ISSUABLE PER OFFERING PERIOD. No more than an aggregate of 150,000 shares of Stock may be issued or delivered pursuant to the exercise of Options in any Offering Period, subject to adjustments made in accordance with Section 10.7.

        8. PERSONS ELIGIBLE TO RECEIVE OPTIONS. Each employee of a Participating Employer shall be granted an Option on each Grant Date on which such employee meets all of the following requirements:

                (a) The employee is customarily employed by a Participating Employer for more than twenty hours per week and for more than five months per calendar year.

                (b) The employee will not, after grant of the Option, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this paragraph (b), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of the employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.




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                (c)     Upon grant of the Option, the employee's rights to
purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the stock (determined as of the grant date) for each calendar year in which such option is outstanding at any time. The accrual of rights to purchase stock shall be determined in accordance with Section 423(b)(8) of the Code.

                (d) The employee is not a Reporting Person who failed fully to exercise any previous Option granted by the Company under the Plan or any other employee stock purchase plan within the meaning of Section 423 of the Code.

        9. OFFERING COMMENCEMENT DATES. Options shall be granted on the first business day of each semi-annual period, February 1 to July 31 and August 1 to January 31, which is designated by the Board of Directors as an Offering Period.

        10.     TERMS AND CONDITIONS OF OPTIONS

                10.1 GENERAL. All Options granted on a particular Offering Commencement Date shall comply with the terms and conditions set forth in Sections 10.2 through 10.12.

                10.2 PURCHASE PRICE. The purchase price of Option Shares shall be 85% of the lesser of (a) the Market Value of the shares as of the Offering Commencement Date or (b) the Market Value of the shares as of the Offering Termination Date.

                10.3 RESTRICTIONS ON TRANSFER. Options may not be transferred otherwise than by will or under the laws of descent and distribution. An Option may not be exercised by anyone other than the Optionee during the lifetime of the Optionee. Option shares may be sold or otherwise transferred by the Optionee without restriction. The Optionee shall agree in the Membership Agreement to notify the Company of any transfer of the shares within two years of the Offering Commencement Date of those shares. An Optionee who is a Reporting Person shall agree in the Membership Agreement not to transfer any of the shares within six months after purchase. The Company shall have the right to place a legend on all stock certificates instructing the transfer agent to notify the Company of any transfer of the shares.

                10.4 EXPIRATION. Each Option shall expire at the close of business on the Offering Termination Date or on such earlier date as may result from the operation of Section 10.6 or Section 10.8.

                10.5 TERMINATION OF EMPLOYMENT OF OPTIONEE. If an Optionee ceases for any reason (other than death or retirement) to be continuously employed by the Company or a Related Corporation, whether due to voluntary severance, involuntary severance, transfer, or disaffiliation of the employer corporation with the Company, his or her Option shall immediately expire, and the Optionee's accumulated




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payroll deductions shall be returned by the Company. For purposes of this
Section 10.5, an Optionee shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Optionee's reemployment rights are guaranteed by statute, contract or announced Company policy. If the Optionee does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the ninety-first day of such leave of absence.

                10.6 RETIREMENT OR DEATH OF OPTIONEE. If an Optionee retires or dies, the employee or, in the case of death, his or her Beneficiary shall be entitled to withdraw the Optionee's accumulated payroll deductions or to purchase shares on the Exercise Date to the extent that the Optionee would be so entitled had he or she continued to be employed by a Participating Employer. The number of shares purchasable shall be limited by the amount of the Optionee's accumulated payroll deductions as of the date of his or her retirement or death. Accumulated payroll deductions shall be applied by the Company toward the purchase of shares only if the Beneficiary submits to the Participating Employer a written request that the deductions be so applied. Accumulated payroll deductions not withdrawn or applied to the purchase of shares shall be delivered by the Company to the Optionee or Beneficiary within a reasonable time after the Offering Termination Date.


                10.7 CAPITAL CHANGES AFFECTING THE STOCK. In the event that, between the Offering Commencement Date and the Offering Termination Date, there occurs any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and purchase price of the Option Shares subject to outstanding Options, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Option shall be a whole number.

                10.8 CHANGE OF CONTROL. In the event that, between the Offering Commencement Date and the Offering Termination Date, a "Change of Control" (as hereinafter defined) shall occur, the Offering Period shall terminate as of a date before the Change of Control selected by the Committee so as to enable the Optionees to receive the Stock purchased pursuant to their Options in time to participate in such Change of Control event on the same basis as other shareholders. For purposes of the Plan, a "Change of Control shall mean:



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                        (i)     The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of
Control: (A) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 15; or

                        (ii) Individuals who, as of February 3, 1998, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to February 3, 1998 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                        (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Corporate Transaction"), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more then 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from



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such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate transaction; or

                        (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                10.9 PAYROLL DEDUCTIONS. An Optionee may purchase shares under his or her Option by completing and returning to the personnel department of his or her employer at least ten days prior to the beginning of the next Offering Period a Membership Agreement indicating a percentage (which shall be a full integer between one and fifteen) of his or her Gross Compensation which is to be withheld each pay period; PROVIDED, HOWEVER, that the accumulated payroll deductions for the Optionee shall not exceed $12,500 in any Offering Period. The Optionee shall not be permitted to change the percentage of Gross Compensation withheld during an Offering Period. The percentage of Gross Compensation withheld may be changed from one Offering Period to another. The Optionee may withdraw any or all of his or her accumulated payroll deductions by submitting a written request therefor to the personnel department of his or her employer no later than two weeks prior to the Offering Termination Date.

                10.10 EXERCISE OF OPTIONS. On the Offering Termination Date the Optionee may purchase the number of shares purchasable by his or her accumulated payroll deductions, provided that:

                        (a) If the total number of shares which all Optionees elect to purchase, together with any shares already purchased under the Plan, exceeds the total number of shares which may be purchased under the Plan pursuant to Section 6 or Section 7, the number of shares which each Optionee is permitted to purchase shall be decreased PRO RATA based on the Optionee's accumulated payroll deductions in relation to all accumulated payroll deductions currently being withheld under the Plan.

                        (b) If the number of shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly.

                        Accumulated payroll deductions not withdrawn on or prior to the Offering Termination Date shall be automatically applied by the Company toward the purchase of Option Shares.

                10.11 DELIVERY OF STOCK. Within a reasonable time after the Offering Termination Date, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares purchased by the Optionee. A stock certificate representing the




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number of shares purchased will be issued in the participant's name only, or if his or her Membership Agreement so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Optionee take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The Optionee shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.

                10.12 RETURN OF ACCUMULATED PAYROLL DEDUCTIONS. In the event that the Optionee or the Beneficiary is entitled to the return of accumulated payroll deductions for any reason, the accumulated payroll deductions shall be returned within a reasonable time by the Company to the Optionee or the Beneficiary, as the case may be. In the event that accumulated payroll deductions exceed the price of shares purchased by reason of Section 6 or
Section 7 hereof, the excess shall be returned with interest within thirty days after the end of the Offering Period. Otherwise, the accumulated payroll deductions shall be returned without interest.




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